SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC  20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



        Date of Report: (Date of earliest event reported) April 24, 2000



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                          1-3247               16-0393470
(State or other jurisdiction      (Commission          (I.R.S. Employer
of incorporation)                 File Number)         Identification No.)



One Riverfront Plaza, Corning, New York                14831
(Address of principal executive offices)               (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)



N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events.


Item 7.   Financial Statements.


Exhibits:

The Registrant's press release of April 24, 2000.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              CORNING INCORPORATED
                              Registrant



Date:  April 24, 2000         By /s/    KATHERINE A. ASBECK
                                        Katherine A. Asbeck
                                        Vice President and Controller

                    FOR RELEASE - April 24, 2000


                    Media Contact:
                    Robert W. DeMallie
                    (607) 974-8778
                    demallierw@corning.com





               Corning Earnings Up More Than 75% in First Quarter
                             Before Special Items

                 Company beats Wall Street consensus and revises
                  full-year guidance to reflect bright outlook



     CORNING, N.Y. Corning Incorporated (NYSE:GLW) reported today that its first-quarter earnings before special items increased more than 75%, exceeding Wall Street's revised consensus by 9 cents. While virtually all of its high-technology businesses performed well above expectations, demand was especially strong for the company's optical fiber and optical-networking products used to support the growth of Internet and e-commerce traffic.

     The company reported first-quarter earnings of $0.64 per share before special items, an increase of 78%, compared with $0.36 per share in 1999. Income for the first quarter of 2000 totaled $178.1 million before special items, an increase of 93%, as compared with $92.5 million in 1999.

     Commenting on the quarter, Corning Chairman and Chief Executive Officer, Roger G. Ackerman, said, "The quarter was a home run for Corning. We are reaping the benefits of our efforts to concentrate every aspect of the company on the development of new products for optical communications and other high-growth markets."

     First-quarter sales were $1.35 billion, an increase of 36% as compared with 1999 first-quarter sales of $997 million. Excluding the impact of acquisitions, sales increased 28%. Sales of optical fiber remained strong, with overall demand increasing more than 50%, and demand for Corning -Registered Trademark- LEAF -Registered Trademark- optical fiber tripling in the quarter. Sales in the Photonic Technologies Division increased 90%, led by demand for the company's optical amplifiers. Sales of flat-panel display glass used in computer monitors grew at a rate of 45%.







                                     (more)

     Corning Reports Q1 Earnings
     Page 2




     Equity earnings were up nearly 60% in the quarter, due primarily to excellent performance at Samsung Corning Precision Glass Company, Ltd., a Korean manufacturer of flat-panel display glass.

     The company reported first-quarter 2000 pro forma net income per share of $0.68, an increase of 79%, compared with $0.38 per share in first quarter of 1999. Pro forma net income was $188.3 million in first quarter 2000, an increase of 92% as compared with $97.9 million in the same period of 1999. Pro forma earnings exclude amortization of purchased intangibles and goodwill, purchased in-process R&D, one-time acquisition costs, discontinued operations and other non-recurring items. Going forward, Corning will report pro forma earnings as its primary performance measure.

     Commenting on the company's outlook for 2000, Ackerman said, "Given the strength of the first-quarter results and the market's phenomenal response to products that deliver on the demand for ever-increasing bandwidth, we anticipate pro forma earnings growth this year of about 35%, including announced acquisitions. We are raising our full-year pro forma earnings guidance to $2.70 to $2.75 per share to reflect this strong outlook.

     "The quarter fuels our long-held belief that the penetration of optical technology in the world's communication network has only just begun. Corning will capitalize on the expansion of the optical layer by adding capacity around the world, successfully integrating our recent acquisitions, and continuing to execute our growth strategy at a rapid pace. I am confident we will accomplish all three."

     Corning also recorded a first-quarter, pre-tax charge of $89.0 million ($69.1 million after-tax, or $0.25 per share) related to acquisitions. In addition, Corning recorded a pre-tax gain of $6.8 million ($4.2 million after tax), or $0.02 per share, for a non-operating gain related to the sale of Quanterra Incorporated. Finally, Corning incurred an after-tax charge of $36.3 million, or $0.13 per share, to impair its entire investment in Pittsburgh Corning Corporation. Including these non-recurring items, Corning's net income for the first quarter of 2000 totaled $76.9 million, or $0.28 per share. This compares with first quarter 1999 net income of $92.5 million, or $0.36 per share.

     During the first quarter, Corning announced a definitive agreement for a stock-for-stock merger with NetOptix Corporation. The transaction has secured regulatory approval and is on track to close in mid-May.










                                     (more)

     Corning Reports Q1 Earnings
     Page 3




     Established in 1851, Corning Incorporated creates leading-edge technologies for the fastest-growing markets of the world's economy. Corning manufactures optical fiber, cable and photonic products for the telecommunications industry; and high-performance displays and components for television and other communications-related industries. The company also uses advanced materials to manufacture products for scientific, semiconductor and environmental markets. Corning's revenues in 1999 were $4.7 billion. More information on the company is available at www.corning.com.

                                      -30-


     Investor Relations Contact:
     Katherine M. Dietz
     (607) 974-8217
     dietzkm@corning.com



     Forward-Looking and Cautionary Statements

          Except for historical information and discussions contained herein, statements included in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

     Corning and NetOptix have filed a proxy statement/prospectus describing the merger with the United States Securities and Exchange Commission (SEC). In addition, Corning and NetOptix have each filed other information and documents concerning the merger and their business with the SEC. WE URGE INVESTORS IN THE COMMON STOCK OF NETOPTIX AND CORNING TO REVIEW THE PROXY STATEMENT/PROSPECTUS AND OTHER INFORMATION TO BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These documents are available without charge on the SEC's web site at www.sec.gov and may be obtained without charge form the Corporate Secretary, Corning Incorporated, One Riverfront Plaza, Corning, NY 14831 (tele: 607-974-9000) or the Chief Financial Officer, NetOptix Corporation, c/o Leisegang Medical, Inc., 6401 Congress Ave., Suite 160, Boca Raton, FL 33487 (tele: 561-994-0202, ext. 227). INVESTORS SHOULD READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS.

Corning Incorporated and Subsidiary Companies
Consolidated Statements of Income
(Unaudited; in millions, except per share amounts)

                                          Three Months Ended March 31,
                                          ----------------------------
                                               2000        1999
                                             ---------   -------
Revenues
 Net sales                                    $1,351.4   $ 997.0
 Royalty, interest, and dividend income           23.5      10.0
 Non-operating gains                               6.8
                                              --------   -------
                                               1,381.7   1,007.0
Deductions
 Cost of sales                                   787.8     613.9
 Selling, general and
   administrative expenses                       199.8     152.2
 Research, development and
   engineering expenses                          110.1      83.4
 Amortization of purchased intangibles
   including goodwill                             13.1       6.9
 Interest expense                                 24.2      19.7
 Non-recurring charges                            89.0
 Other, net                                       20.9       9.9
                                              --------   -------

Income before taxes                              136.8     121.0
Taxes on income                                   54.9      37.3
                                              --------   -------

Income before minority interest and
  equity earnings                                 81.9      83.7
Minority interest in earnings of
  subsidiaries                                    (2.6)    (10.1)
Dividends on convertible preferred
  securities of subsidiary                                  (2.3)
Equity in earnings of associated companies        33.9      21.2
Impairment of equity investment                  (36.3)
                                              --------   -------

Net Income                                    $   76.9   $  92.5
                                              ========   =======

Basic Earnings Per Share                      $   0.28   $  0.37
                                              ========   =======

Diluted Earnings Per Share                    $   0.28   $  0.36
                                              ========   =======

Dividends Declared                            $   0.18   $  0.18
                                              ========   =======

Shares used in computing earnings per share
  Basic earnings per share                       270.4     248.4
                                              ========   =======
  Diluted earnings per share                     277.3     260.4
                                              ========   =======

The accompanying notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Pro Forma Consolidated Statements of Income
Excluding Amortization of Purchased Intangibles and Goodwill, Purchased In-Process Research and Development, Acquisition-Related Costs and Non-Recurring Items
(In millions, except per share amounts)

                                     Three Months Ended March 31,
                                     ----------------------------
                                            2000       1999
                                          --------   -------
Revenues
 Net sales                                $1,351.4   $ 997.0
 Royalty, interest, and dividend income       23.5      10.0
                                          --------   -------
                                           1,374.9   1,007.0
Deductions
 Cost of sales                               787.8     613.9
 Selling, general and administrative
   expenses                                  199.8     152.2
 Research, development and engineering
   expenses                                  110.1      83.4
 Interest expense                             24.2      19.7
 Other, net                                   20.9       9.9
                                          --------   -------

Income before taxes                          232.1     127.9
Taxes on income                               75.1      38.8
                                          --------   -------

Income before minority interest and
  equity earnings                            157.0      89.1
Minority interest in earnings of
  subsidiaries                                (2.6)    (10.1)
Dividends on convertible preferred
  securities of subsidiary                              (2.3)
Equity in earnings of associated
  companies                                   33.9      21.2
                                          --------   -------

Pro Forma Net Income                      $  188.3   $  97.9
                                          ========   =======

Pro Forma Basic Earnings Per Share        $   0.70   $  0.39
                                          ========   =======

Pro Forma Diluted Earnings Per Share      $   0.68   $  0.38
                                          ========   =======

Dividends Declared                        $   0.18   $  0.18
                                          ========   =======

Shares used in computing pro forma
 earnings per share
   Basic earnings per share                  270.4     248.4
                                          ========   =======
   Diluted earnings per share                277.3     260.4
                                          ========   =======

The above pro forma amounts for the quarter ended March 31, 2000 have been adjusted to eliminate $13.1 million ($10.2 million after tax) or $0.04 per share of amortization of purchased intangibles and goodwill, $42 million ($25.7 million after tax) or $0.09 per share of in-process research and development charges, $47 million ($43.4 million after tax) or $0.16 per share of transaction costs from the Oak acquisition, $36.3 million after tax or $0.13 per share for the impairment of the entire equity investment in Pittsburgh Corning Corporation, and $6.8 million ($4.2 million after tax) or $0.02 per share for a non-operating gain related to the sale of Quanterra Incorporated.

The above pro forma amounts for the quarter ended March 31, 1999 have been adjusted to eliminate $6.9 million ($5.4 million after tax) or $0.02 per share of amortization of purchased intangibles and goodwill.




                                    Pro Forma

Corning Incorporated and Subsidiary Companies
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

                                      March 31, 2000   Dec. 31, 1999
                                      --------------   -------------
        Assets

Current Assets
  Cash and short-term investments        $1,313.1       $  280.4
  Accounts receivable, net                1,146.6          872.4
  Inventories                               787.0          602.2
  Deferred taxes on income and
     other current assets                   253.9          229.2
                                         --------       --------
       Total current assets               3,500.6        1,984.2

Investments                                 522.0          504.4

Plant and equipment, net                  3,629.1        3,201.7

Goodwill and other intangible
  assets, net                             1,150.3          506.7

Other assets                                212.3          329.0
                                         --------       --------

Total Assets                             $9,014.3       $6,526.0
                                         ========       ========

Liabilities and Shareholders' Equity

Current Liabilities
  Loans payable                          $  150.1       $  420.7
  Accounts payable                          416.7          418.0
  Other accrued liabilities                 698.2          715.3
                                         --------       --------
       Total current liabilities          1,265.0        1,554.0

Other liabilities                           745.8          720.6
Loans payable beyond one year             1,987.8        1,490.4
Minority interest in subsidiary
  companies                                 126.5          284.8
Convertible preferred stock                  10.4           13.5
Common shareholders' equity               4,878.8        2,462.7
                                         --------       --------

Total Liabilities and
  Shareholders' Equity                   $9,014.3       $6,526.0
                                         ========       ========

The accompanying notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Notes to Consolidated Financial Statements
Quarter 1, 2000


(1) Information about the performance of Corning's three operating segments for the first quarter of 2000 and 1999 are below. These amounts do not include revenues, expenses and equity earnings not specifically identifiable to segments. Corning has changed the performance measurement of its operating segments to a new metric - net income excluding amortization of purchased intangibles and goodwill, purchased in-process research and development, one-time acquisition costs, discontinued operations and other non-recurring items. The segment results for 1999 have been restated to conform to the new measure.

                                                Three months ended
                                                    March 31,
                                                ------------------
                                                  2000      1999
                                                ---------  -------
     Telecommunications
     Net sales                                  $   893.4  $ 593.3
     Research, development and engineering
       expenses                                 $    77.1  $  56.1
     Interest expense                           $    15.2  $  12.4
     Segment earnings before minority interest
         and equity earnings                    $   107.8  $  60.4
       Minority interest in earnings of
         subsidiaries                                 3.0     (4.3)
       Equity in earnings of associated
         companies                                   (0.4)     4.0
                                                ---------  -------
     Segment net income                         $   110.4  $  60.1
                                                =========  =======

     Advanced Materials
     Net sales                                  $   264.2  $ 252.1
     Research, development and engineering
       expenses                                 $    27.2  $  21.9
     Interest expense                           $     5.5  $   4.3
     Segment earnings before minority interest
         and equity earnings                    $    21.9  $  20.0
       Minority interest in earnings of
         subsidiaries                                          0.1
       Equity in earnings of associated
         companies                                    6.5      4.1
                                                ---------  -------
     Segment net income                         $    28.4  $  24.2
                                                =========  =======

     Information Display
     Net sales                                  $   187.9  $ 145.7
     Research, development and engineering
       expenses                                 $     5.8  $   5.4
     Interest expense                           $     3.4  $   2.6
     Segment earnings before minority interest
         and equity earnings                    $    19.3  $   9.4
        Minority interest in earnings of
          subsidiaries                               (5.6)    (5.9)
        Equity in earnings of associated
          companies                                  26.8     12.4
                                                ---------  -------
     Segment net income                         $    40.5  $  15.9
                                                =========  =======

     Total segments
     Net sales                                  $ 1,345.5  $ 991.1
     Research, development and engineering
       expenses                                 $   110.1  $  83.4
     Interest expense                           $    24.1  $  19.3
     Segment earnings before minority interest
         and equity earnings                    $   149.0  $  89.8
        Minority interest in earnings of
          subsidiaries                               (2.6)   (10.1)
        Equity in earnings of associated
          companies                                  32.9     20.5
                                                ---------  -------
     Segment net income                         $   179.3  $ 100.2
                                                =========  =======

A reconciliation of the totals reported for the operating segments to the applicable line items in the consolidated financial statements is as follows:

                                              Three months ended
                                                  March 31,
                                             -------------------
                                               2000       1999
                                             --------   --------

 Revenues
     Total segment net sales                 $1,345.5   $  991.1
     Non-segment net sales (a)                    5.9        5.9
     Royalty, interest and dividend income       23.5       10.0
     Non-operating gain                           6.8
                                             --------   --------

       Total revenues                        $1,381.7   $1,007.0
                                             ========   ========


 Net income
     Total segment income (b)                $  179.3   $  100.2
      Unallocated items:
     Non-segment loss and other (a)              (2.2)      (0.6)
     Non-operating gain                           6.8
     Amortization of purchased
       intangibles and goodwill (c)             (13.1)      (6.9)
     Non-recurring charges                      (89.0)
     Interest income                             15.2
     Interest expense                            (0.1)      (0.4)
     Income tax (d)                              15.3        1.8
     Equity in earnings of associated
       companies (a)                              1.0        0.7
     Impairment of equity investment
       after tax                                (36.3)
     Dividends on convertible preferred
       securities of subsidiary                             (2.3)
                                             --------   --------

       Net income                            $   76.9   $   92.5
                                             ========   ========

     (a)  Includes amounts derived from corporate investments.
     (b)  Includes royalty, interest and dividend income.
     (c) Amortization of goodwill and intangibles relates primarily to the Telecommunications segment.
     (d) Includes tax associated with special charges (unless otherwise noted), interest income, amortization of purchased intangibles and goodwill and non-operating gains.

(2) On January 28, 2000, Corning merged with Oak Industries, Inc. (Oak Industries) in a pooling of interests transaction. Oak Industries shareholders received 0.83 of a share of Corning common stock for each share of Oak Industries stock owned. Corning issued 14.8 million shares of Corning common stock and 2.7 million options to purchase Corning common shares to complete the transaction. The consolidated financial statements for the prior period of 1999 have been restated to include the financial position and results of operations of Oak Industries. During the first quarter of 2000, Corning recognized a charge of $47 million ($43.4 million after tax), or $0.16 per share, for one-time acquisition costs related to Oak Industries.

(3) In February of 2000, Corning acquired the worldwide optical cable and hardware business of Siemens AG and the remaining 50% of its investment in Siecor Corporation and Siecor GmbH (the Siemens transaction). The purchase price of $1.4 billion (subject to customary purchase price adjustments) includes approximately $120 million in assumed debt and $145 million in contingent performance payments to be paid, if earned, over a four-year period. Portions of the transaction will close at dates into 2001. At March 31, 2000, total cash paid to Siemens approximated $1.1 billion. This acquisition has been accounted for under the purchase method of accounting. The purchase price has been allocated based on estimated fair values at date of acquisition, pending final determination of certain acquired balances. This preliminary allocation has resulted in acquired intangibles and goodwill of approximately $650 million, which is being amortized over lives of 5 to 20 years.

(4) On February 14, 2000, Corning acquired British Telecommunication's Photonics Research Center for approximately $66 million in cash. Corning recorded a charge of $42 million ($25.7 million after tax), or $0.09 per share, for in-process research and development costs. Remaining purchase price has been recorded as property, plant and equipment and purchased intangibles and goodwill being amortized over lives up to 9 years.

(5) Pittsburgh Corning (PCC) is a 50% owned equity investment of Corning Incorporated and PPG Industries, Inc. On April 16, 2000, PCC filed for Chapter 11 reorganization in the United States Bankruptcy Court for the Western District of Pennsylvania. It indicated that the high costs of defending or settling asbestos claims, coupled with sharply increasing settlement demands, had threatened its financial health and left it with no alternative means of resolving the asbestos claims brought against it. As a result of this event, Corning recorded an after tax charge of $36.3 million, or $0.13 per share to impair its entire investment in PCC.

(6) In January 2000, Corning sold Quanterra Incorporated to Severn Trent Laboratories for $35 million. In the first quarter of 2000, Corning recorded a non-operating gain of $6.8 million ($4.2 million after tax), or $0.02 per share, as a result of this transaction.

(7) Depreciation and amortization charged to operations during the first quarters of 2000 and 1999 totaled $125.6 million and $101.6 million, respectively.

(8) Excluding the impact of special items, Corning's effective tax rate was 33% for the first quarter of 2000, and 30.8% for the first quarter of 1999.

(9) On January 31, 2000, Corning completed an equity offering of 14.95 million shares of common stock generating net proceeds of $2.2 billion. The proceeds were used to repay $98 million of bank debt assumed in the Oak Industries merger and $372 million of commercial paper and to fund a portion of the Siemens transaction. The remaining proceeds of approximately $1.1 billion will be used for general corporate purposes, including funding Corning's capital spending program.

(10) In February 2000, Corning completed an offering of Euro-denominated debt securities, which generated net proceeds of $485 million. The proceeds were used to finance a portion of the Siemens transaction.

(11) On February 14, 2000, Corning announced that it had signed a definitive agreement to acquire NetOptix Corporation for approximately 12 million shares of Corning common stock. NetOptix manufactures thin film filters for use in dense wavelength division multiplexing components. Under the terms of the agreement, Corning will exchange 0.90 shares of Corning common stock for each share of NetOptix common stock. Corning will account for the transaction under the purchase method of accounting. Based on the average closing price for Corning for a range of days surrounding the announcement, the transaction is valued at approximately $2.1 billion, most of which will be allocated to goodwill and intangibles. Corning currently expects goodwill and intangibles to be amortized over 10 years and to be non-tax deductible. Corning expects the transaction to close in mid-May.

(12) In the fourth quarter of 1999, the United States Bankruptcy Court for the Northern District of Michigan entered an order confirming the plan of reorganization filed jointly by Dow Corning Corporation and the Committee of Tort Claimants ("Joint Plan"). Corning and The Dow Chemical Company each own 50% of the shares of Dow Corning. On December 21, 1999, however, the Court limited shareholder releases provided in the Joint Plan to apply to all claimants who voted in favor of the Joint Plan and not to those who voted against the Plan or abstained. Appeals from these December 21, 1999 rulings were taken on a variety of grounds to the United States District Court for the Eastern District of Michigan by the proponents, the two shareholders, and parties objecting to elements of the Joint Plan. Certain parties moved to dismiss the appeals by the proponents and shareholders as untimely. The proponents and shareholders also filed motions to vacate parts of the December 21, 1999 ruling. These motions and appeals were joined by the Court for coordinated briefing and argument. On April 12 and 13, 2000, the District Court held a hearing and permitted extensive oral argument. The Court indicated that it would rule on the appeals and motions within 30 days. It is probable that the District Court's ruling will be subject to further appellate review. The timing and eventual outcome of these proceedings, including any subsequent appeals, remain uncertain. Further details concerning these proceedings appear in Corning's Form 10-K/A for 1999.



                                     - 30 -